Exhibit 99.1

TRI POINTE GROUP, INC. REPORTS 2017 FIRST QUARTER RESULTS

-New Home Orders up 13% Year-Over-Year on a 10% Increase in Average Selling Communities-
-Reports Net Income Available to Common Stockholders of $8.2 Million, or $0.05 per Diluted Share-
-Home Sales Revenue of $392.0 Million and Homebuilding Gross Margin Percentage of 18.8%-
Irvine, California, April 26, 2017 /Business Wire/ – TRI Pointe Group, Inc. (the "Company") (NYSE: TPH) today announced results for the first quarter ended March 31, 2017.
Results and Operational Data for First Quarter 2017 and Comparisons to First Quarter 2016

•	Net income available to common stockholders was $8.2 million, or $0.05 per diluted share, compared to $28.6 million, or $0.18 per diluted share

•	New home orders of 1,299 compared to 1,149, an increase of 13%

•	Active selling communities averaged 125.5 compared to 114.5, an increase of 10%

◦	New home orders per average selling community were 10.4 orders (3.5 monthly) compared to 10.0 orders (3.3 monthly)

◦	Cancellation rate of 14% compared to 13%, an increase of 100 basis points

•	Backlog units at quarter end of 1,734 homes compared to 1,534, an increase of 13%

◦	Dollar value of backlog at quarter end of $1.0 billion compared to $891.5 million, an increase of 14%

◦	Average sales price in backlog at quarter end of $585,000 compared to $581,000, an increase of 1%

•	Home sales revenue of $392.0 million compared to $423.1 million, a decrease of 7%

◦	New home deliveries of 758 homes compared to 771 homes, a decrease of 2%

◦	Average sales price of homes delivered of $517,000 compared to $549,000, a decrease of 6%

•	Homebuilding gross margin percentage of 18.8% compared to 23.3%, a decrease of 450 basis points

◦	Excluding interest, impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 21.3%*

•	SG&A expense as a percentage of homes sales revenue of 15.7% compared to 13.0%, an increase of 270 basis points

•	Ratios of debt-to-capital and net debt-to-capital of 43.6% and 41.3%*, respectively, as of March 31, 2017

•
Repurchased 39,387 shares of common stock at an average price of $12.49 for an aggregate dollar amount of $492,118 in the three months ended March 31, 2017. Subsequent to March 31, 2017 and through April 25, 2017, the Company repurchased an additional 1,166,557 shares of common stock at an average price of $12.35 per share for a total cost of $14.4 million

•	Ended first quarter of 2017 with cash of $128.5 million and $370.5 million of availability under the Company's unsecured revolving credit facility

*    See "Reconciliation of Non-GAAP Financial Measures"
“I am pleased to announce that 2017 is off to a strong start,” said TRI Pointe Group Chief Executive Officer Doug Bauer. “Orders grew 13% in the first quarter on a year-over-year basis thanks to a 10% increase in average selling community count and a strong absorption rate of 3.5 orders per community per month. Deliveries and homebuilding gross margins came in ahead of our projections due to solid execution by our teams in the field. These results, combined with the continued progress we made in bringing our long dated California land assets to market, put us in an excellent position to achieve our goals for this year and beyond.”

First Quarter 2017 Operating Results
Net income available to common stockholders was $8.2 million, or $0.05 per diluted share in the first quarter of 2017, compared to net income available to common stockholders of $28.6 million, or $0.18 per diluted share for the first quarter of 2016.  The decrease in net income available to common stockholders was primarily driven by lower home sales revenue and a $25.0 million decrease in homebuilding gross margin, resulting in a 450 basis point decrease in homebuilding gross margin percentage.
Home sales revenue decreased $31.1 million, or 7%, to $392.0 million for the first quarter of 2017, as compared to $423.1 million for the first quarter of 2016.  The decrease was primarily attributable to a 2% decrease in new home deliveries to 758, and a 6% decrease in average selling price of homes delivered to $517,000 compared to $549,000 in the first quarter of 2016.
New home orders increased 13% to 1,299 homes for the first quarter of 2017, as compared to 1,149 homes for the same period in 2016.  Average selling communities increased 10% to 125.5 for the first quarter of 2017 compared to 114.5 for the first quarter of 2016. The Company’s overall absorption rate per average selling community for the first quarter of 2017 was 10.4 orders (3.5 monthly) compared to 10.0 orders (3.3 monthly) during the first quarter of 2016.
The Company ended the quarter with 1,734 homes in backlog, representing approximately $1.0 billion. The average sales price of homes in backlog as of March 31, 2017 increased $4,000, or 1%, to $585,000 compared to $581,000 at March 31, 2016.
Homebuilding gross margin percentage for the first quarter of 2017 decreased to 18.8% compared to 23.3% for the first quarter of 2016.  Excluding interest and impairments and lot option abandonments in cost of home sales, adjusted homebuilding gross margin percentage was 21.3%* for the first quarter of 2017 compared to 25.4%* for the first quarter of 2016.  The decrease in homebuilding gross margin percentage was largely due to the mix of homes delivered.
Selling, general and administrative ("SG&A") expense for the first quarter of 2017 increased to 15.7% of home sales revenue as compared to 13.0% for the first quarter of 2016 due to the incremental general and administrative costs associated with growing our Company and the decreased leverage as a result of the 7% decrease in home sales revenue.
“The fact that the majority of our brands achieved a sales pace of at least three homes per community per month in the quarter is a strong indication that the housing fundamentals in our markets are strong and potentially supportive of future price increases,” said TRI Pointe Group President and Chief Operating Officer Tom Mitchell. “We are even more encouraged by the fact that the communities we have opened in 2017 and 2016 are selling at a faster pace than the communities we opened prior to 2016. These trends are great indicators for both sales and pricing momentum going forward.”
* See “Reconciliation of Non-GAAP Financial Measures”
Outlook
For the second quarter of 2017, the Company expects to open 18 new communities, and close out of 14, resulting in 127 active selling communities as of June 30, 2017.  In addition, the Company anticipates delivering approximately 58% of its 1,734 units in backlog as of March 31, 2017 at an average sales price of approximately $550,000.  The Company anticipates its homebuilding gross margin percentage to be in a range of 19.5% to 20.5% for the second quarter.
For the full year 2017, the Company is reiterating its original guidance of growing average selling communities by 10%, delivering between 4,500 and 4,800 homes at an average sales price of $570,000, a homebuilding gross margin percentage in a range of 20.0% to 21.0% and a SG&A expense ratio in the range of 10.2% to 10.4% of home sales revenue.  In addition, the Company anticipates gross profit from land and lot sales of approximately $45 million, most of which is expected to be realized in the third quarter of 2017.

Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Wednesday, April 26, 2017.  The call will be hosted by Doug Bauer, Chief Executive Officer, Tom Mitchell, President and Chief Operating Officer and Mike Grubbs, Chief Financial Officer.
Interested parties can listen to the call live on the internet through the Investor Relations section of the Company’s website at www.TRIPointeGroup.com. Listeners should go to the website at least fifteen minutes prior to the call to download and install any necessary audio software.  The call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the TRI Pointe Group First Quarter 2017 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start. The replay of the call will be available for two weeks following the call.  To access the replay, the domestic dial-in number is 1-844-512-2921, the international dial-in number is 1-412-317-6671, and the reference code is #13658645.  An archive of the webcast will be available on the Company’s website for a limited time.
About TRI Pointe Group, Inc.
Headquartered in Irvine, California, TRI Pointe Group, Inc. (NYSE: TPH) is one of the top ten largest public homebuilders by equity market capitalization in the United States. The company designs, constructs and sells premium single-family homes through its portfolio of six quality brands across eight states, including Maracay Homes® in Arizona; Pardee Homes® in California and Nevada; Quadrant Homes® in Washington; Trendmaker® Homes in Texas; TRI Pointe Homes® in California and Colorado; and Winchester® Homes in Maryland and Virginia. Additional information is available at www.TRIPointeGroup.com. Winchester is a registered trademark and is used with permission.

Forward-Looking Statements
Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements.  These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, land and lot sales, operational and financial results, financial condition, prospects, and capital spending.  Our forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “estimate,” “goal,” “guidance,” “expect,” “intend,” “outlook,” “project,” “potential,” “plan,” “predict,” “target,” “will,” or other words that convey future events or outcomes.  The forward-looking statements in this press release speak only as of the date of this press release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly.  These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; levels of competition; the successful execution of our internal performance plans, including restructuring and cost reduction initiatives; global economic conditions; raw material prices; oil and other energy prices; the effect of weather, including the re-occurrence of drought conditions in California; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters; transportation costs; federal and state tax policies; the effect of land use, environment and other governmental regulations; legal proceedings or disputes and the adequacy of reserves; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; changes in accounting principles; risks related to unauthorized access to our computer systems, theft of our customers’ confidential information or other forms of cyber-attack; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission.  The foregoing list is not exhaustive.  New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.
Investor Relations Contact:
Chris Martin, TRI Pointe Group
Drew Mackintosh, Mackintosh Investor Relations
InvestorRelations@TRIPointeGroup.com, 949-478-8696
Media Contact:
Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2017	2016	Change
Operating Data:
Home sales revenue	$392,004	$423,055	$(31,051)
Homebuilding gross margin	$73,600	$98,556	$(24,956)
Homebuilding gross margin %	18.8%	23.3%	(4.5)%
Adjusted homebuilding gross margin %*	21.3%	25.4%	(4.1)%
Land and lot sales revenue	$578	$355	$223
Land and lot gross margin	$(76)	$(424)	$348
Land and lot gross margin %	(13.1)%	(119.4)%	106.3%
SG&A expense	$61,349	$54,852	$6,497
SG&A expense as a % of home sales revenue	15.7%	13.0%	2.7%
Net income available to common stockholders	$8,193	$28,550	$(20,357)
Adjusted EBITDA*	$27,681	$57,584	$(29,903)
Interest incurred	$18,873	$15,149	$3,724
Interest in cost of home sales	$9,680	$8,830	$850

Other Data:
Net new home orders	1,299	1,149	150
New homes delivered	758	771	(13)
Average selling price of homes delivered	$517	$549	$(32)
Average selling communities	125.5	114.5	11.0
Selling communities at end of period	123	125	(2)
Cancellation rate	14%	13%	1%
Backlog (estimated dollar value)	$1,014,163	$891,532	$122,631
Backlog (homes)	1,734	1,534	200
Average selling price in backlog	$585	$581	$4

	March 31,	December 31,
	2017	2016	Change
Balance Sheet Data:
Cash and cash equivalents	$128,519	$208,657	$(80,138)
Real estate inventories	$3,046,092	$2,910,627	$135,465
Lots owned or controlled	28,760	28,309	451
Homes under construction (1)	1,745	1,605	140
Homes completed, unsold	365	405	(40)
Debt	$1,419,914	$1,382,033	$37,881
Stockholders' equity	$1,839,174	$1,829,447	$9,727
Book capitalization	$3,259,088	$3,211,480	$47,608
Ratio of debt-to-capital	43.6%	43.0%	0.6%
Ratio of net debt-to-capital*	41.3%	39.1%	2.2%
__________

(1)	Homes under construction included 69 and 65 models at March 31, 2017 and December 31, 2016, respectively.

*	See “Reconciliation of Non-GAAP Financial Measures”

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 31,	December 31,
	2017	2016
Assets	(unaudited)
Cash and cash equivalents	$128,519	$208,657
Receivables	65,999	82,500
Real estate inventories	3,046,092	2,910,627
Investments in unconsolidated entities	17,113	17,546
Goodwill and other intangible assets, net	161,361	161,495
Deferred tax assets, net	122,105	123,223
Other assets	58,527	60,592
Total assets	$3,599,716	$3,564,640

Liabilities
Accounts payable	$74,115	$70,252
Accrued expenses and other liabilities	251,891	263,845
Unsecured revolving credit facility	250,000	200,000
Seller financed loans	—	13,726
Senior notes	1,169,914	1,168,307
Total liabilities	1,745,920	1,716,130

Commitments and contingencies

Equity
Stockholders' Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 159,047,862 and 158,626,229 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	1,590	1,586
Additional paid-in capital	882,352	880,822
Retained earnings	955,232	947,039
Total stockholders' equity	1,839,174	1,829,447
Noncontrolling interests	14,622	19,063
Total equity	1,853,796	1,848,510
Total liabilities and equity	$3,599,716	$3,564,640

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Homebuilding:
Home sales revenue	$392,004	$423,055
Land and lot sales revenue	578	355
Other operations revenue	568	580
Total revenues	393,150	423,990
Cost of home sales	318,404	324,499
Cost of land and lot sales	654	779
Other operations expense	560	566
Sales and marketing	26,700	26,321
General and administrative	34,649	28,531
Homebuilding income from operations	12,183	43,294
Equity in income (loss) of unconsolidated entities	138	(14)
Other income, net	77	115
Homebuilding income before income taxes	12,398	43,395
Financial Services:
Revenues	241	148
Expenses	74	58
Equity in income of unconsolidated entities	266	715
Financial services income before income taxes	433	805
Income before income taxes	12,831	44,200
Provision for income taxes	(4,614)	(15,490)
Net income	8,217	28,710
Net income attributable to noncontrolling interests	(24)	(160)
Net income available to common stockholders	$8,193	$28,550
Earnings per share
Basic	$0.05	$0.18
Diluted	$0.05	$0.18
Weighted average shares outstanding
Basic	158,769,478	161,895,640
Diluted	159,390,586	162,192,610

MARKET DATA BY REPORTING SEGMENT & STATE
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2017		2016
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
Maracay Homes	119	$429	115	$395
Pardee Homes	196	427	208	572
Quadrant Homes	63	633	92	494
Trendmaker Homes	106	490	88	498
TRI Pointe Homes	208	629	201	657
Winchester Homes	66	524	67	559
Total	758	$517	771	$549

	Three Months Ended March 31,
	2017		2016
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
California	299	$570	314	$681
Colorado	30	564	38	482
Maryland	46	499	48	504
Virginia	20	582	19	699
Arizona	119	429	115	395
Nevada	75	364	57	328
Texas	106	490	88	498
Washington	63	633	92	494
Total	758	$517	771	$549

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	Three Months Ended March 31,
	2017		2016
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
Maracay Homes	184	16.5	201	18.5
Pardee Homes	378	28.5	313	23.5
Quadrant Homes	120	7.5	133	9.5
Trendmaker Homes	151	32.0	122	24.3
TRI Pointe Homes	353	29.3	265	25.5
Winchester Homes	113	11.7	115	13.2
Total	1,299	125.5	1,149	114.5

	Three Months Ended March 31,
	2017		2016
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
California	564	41.5	406	33.2
Colorado	53	5.0	43	5.0
Maryland	67	8.0	64	6.2
Virginia	46	3.7	51	7.0
Arizona	184	16.5	201	18.5
Nevada	114	11.3	129	10.8
Texas	151	32.0	122	24.3
Washington	120	7.5	133	9.5
Total	1,299	125.5	1,149	114.5

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(dollars in thousands)
(unaudited)

	As of March 31, 2017			As of March 31, 2016
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
Maracay Homes	313	$153,389	$490	289	$121,130	$419
Pardee Homes	442	248,621	562	379	242,278	639
Quadrant Homes	158	111,551	706	184	99,170	539
Trendmaker Homes	208	107,860	519	170	90,870	535
TRI Pointe Homes	443	283,986	641	354	238,669	674
Winchester Homes	170	108,756	640	158	99,415	629
Total	1,734	$1,014,163	$585	1,534	$891,532	$581

	As of March 31, 2017			As of March 31, 2016
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
California	667	$421,381	$632	493	$376,645	$764
Colorado	82	50,100	611	89	45,694	513
Maryland	123	73,226	595	93	55,444	596
Virginia	47	35,530	756	65	43,971	676
Arizona	313	153,389	490	289	121,130	419
Nevada	136	61,126	449	151	58,608	388
Texas	208	107,860	519	170	90,870	535
Washington	158	111,551	706	184	99,170	539
Total	1,734	$1,014,163	$585	1,534	$891,532	$581

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	March 31,	December 31,
	2017	2016
Lots Owned or Controlled:
Maracay Homes	2,611	2,053
Pardee Homes	16,482	16,912
Quadrant Homes	1,800	1,582
Trendmaker Homes	1,902	1,999
TRI Pointe Homes	3,555	3,479
Winchester Homes	2,410	2,284
Total	28,760	28,309

	March 31,	December 31,
	2017	2016
Lots Owned or Controlled:
California	16,933	17,245
Colorado	884	918
Maryland	1,811	1,779
Virginia	599	505
Arizona	2,611	2,053
Nevada	2,220	2,228
Texas	1,902	1,999
Washington	1,800	1,582
Total	28,760	28,309

	March 31,	December 31,
	2017	2016
Lots by Ownership Type:
Lots owned	25,134	25,283
Lots controlled (1)	3,626	3,026
Total	28,760	28,309
__________

(1)	As of March 31, 2017 and December 31, 2016, lots controlled included lots that were under land option contracts or purchase contracts.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following table reconciles homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended March 31,
	2017	%	2016	%
	(dollars in thousands)
Home sales revenue	$392,004	100.0%	$423,055	100.0%
Cost of home sales	318,404	81.2%	324,499	76.7%
Homebuilding gross margin	73,600	18.8%	98,556	23.3%
Add: interest in cost of home sales	9,680	2.5%	8,830	2.1%
Add: impairments and lot option abandonments	288	0.1%	182	0.0%
Adjusted homebuilding gross margin	$83,568	21.3%	$107,568	25.4%
Homebuilding gross margin percentage	18.8%		23.3%
Adjusted homebuilding gross margin percentage	21.3%		25.4%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	March 31, 2017	December 31, 2016
Unsecured revolving credit facility	$250,000	$200,000
Seller financed loans	—	13,726
Senior notes	1,169,914	1,168,307
Total debt	1,419,914	1,382,033
Stockholders’ equity	1,839,174	1,829,447
Total capital	$3,259,088	$3,211,480
Ratio of debt-to-capital(1)	43.6%	43.0%

Total debt	$1,419,914	$1,382,033
Less: Cash and cash equivalents	(128,519)	(208,657)
Net debt	1,291,395	1,173,376
Stockholders’ equity	1,839,174	1,829,447
Total capital	$3,130,569	$3,002,823
Ratio of net debt-to-capital(2)	41.3%	39.1%
__________

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus equity.

(2)	The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus equity.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table calculates the non-GAAP measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income, as reported and prepared in accordance with GAAP.  EBITDA means net income before (a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) expensing of previously capitalized interest included in costs of home sales and (e) amortization of stock-based compensation. Adjusted EBITDA means EBITDA before (f) impairment and lot option abandonments and (g) restructuring charges. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently. We believe EBITDA and Adjusted EBITDA are useful measures of the Company’s ability to service debt and obtain financing.

	Three Months Ended March 31,
	2017	2016
	(in thousands)
Net income available to common stockholders	$8,193	$28,550
Interest expense:
Interest incurred	18,873	15,149
Interest capitalized	(18,873)	(15,149)
Amortization of interest in cost of sales	9,687	8,830
Provision for income taxes	4,614	15,490
Depreciation and amortization	822	1,792
Amortization of stock-based compensation	3,841	2,605
EBITDA	27,157	57,267
Impairments and lot abandonments	321	182
Restructuring charges	203	135
Adjusted EBITDA	$27,681	$57,584